Exhibit 99.1

Nordson Corporation Reports Fiscal Year 2011 Second Quarter Results with All Time Records for Sales, Operating Profit, Net Income and Diluted EPS

  Sales increase 27 percent over previous year to $319 million
  Operating profit grows 60% to $92 million and operating margin expands to 29 percent
  Net income more than doubles to $65 million
  First half sales, operating profit, net income and EPS exceed record levels of 2008
  Third quarter guidance: sales expected to increase 13 to 17 percent over prior year; EPS in the range of $0.84 to $0.91

WESTLAKE, Ohio--(BUSINESS WIRE)--May 19, 2011--Nordson Corporation (Nasdaq: NDSN) today reported second quarter sales, operating profit, net income and diluted earnings per share that were the strongest of any quarter in the company’s history. For the quarter ending April 30, 2011, sales reached $319 million, a 27 percent increase over the prior year, with volume up 23 percent and the remainder of the increase coming from the favorable effects of currency translation. Second quarter operating profit expanded to $92 million, a 60% increase over the second quarter of last year, and net income grew to $65 million, more than double the amount generated in the prior year’s second quarter. Diluted earnings per share were $0.95 as compared to $0.47 per share in the prior year’s second quarter.

“Nordson’s global team continued to raise the bar for excellence during the second quarter to deliver truly outstanding results,” said Nordson President and Chief Executive Officer Michael F. Hilton. “Our value proposition of best-in-class technology backed with application expertise and direct sales and service worldwide again produced strong top line growth, and we leveraged this growth to generate the most profitable quarter in our history. Operating margin grew to 29 percent as we maintained our focus on disciplined spending and efficiency. This strong operating performance translated to all-time quarterly records for net income and earnings per share, both of which were double the levels in the same period a year ago. In addition, we continue to generate excellent free cash flow, and our balance sheet remains strong.”

Second Quarter Segment and Regional Results
Nordson delivered double-digit percentage year-over-year volume increases in all three business segments and in every geographic region compared to the second quarter a year ago. “Sales volume in Adhesive Dispensing Systems grew 18 percent over the prior year’s second quarter. Spending control, operational efficiencies and product mix combined to drive the segment’s operating margin to 37 percent,” said Hilton. “Advanced Technology Systems continued to capture demand in its end markets, with sales volume growing by 23 percent over the same period a year ago and operating margin improving to 30 percent. Within Industrial Coating Systems, strong continued demand for our solutions by durable goods manufacturers drove a 44 percent increase in sales volume, which combined with our continued focus on operational execution generated operating margin of 16 percent.”

Detailed results by operating segment and geography are included in the attached tables, as is an earnings per share reconciliation table.

Fiscal Year-to-Date Results
For the first half of fiscal year 2011, sales were $590 million, operating profit was $158 million and net income was $111 million, all of which are first half records. First half earnings per share on a diluted basis are a record $1.61 and include a gain of $0.03 related to one-time tax benefits, and charges of $0.02 as described on the attached earnings per share reconciliation table. Prior year first half revenue, operating profit, net income and diluted earnings per share were $472 million, $94 million, $59 million and $0.86, respectively, inclusive of one-time gains of $0.04 and charges of $0.09, both per diluted share.

“My sincere thanks go to all the members of our global team, whose efforts generated the best first half results Nordson has ever produced,” said Hilton. “Our success continues to be driven by the innovation and value we provide to our customers, maintenance of our leaner and more efficient organization, and continued emphasis on cost control.”

Order Rates and Backlog
Order rates for the 12-week period ending May 8, 2011, measured in constant currency, increased 12 percent over the same period a year ago. Order rates by segment and geography are provided in the accompanying financial tables.

Backlog at the end of the second quarter was approximately $159 million, an increase of 14 percent compared to the end of the second quarter a year ago, and an increase of 2 percent compared to the end of the first quarter of fiscal 2011. Backlog amounts are calculated at April 30, 2011 exchange rates.

Outlook
For the third quarter of fiscal 2011, sales are expected to be in the range of $315 million to $326 million, an increase in volume of 6 to 10 percent with an additional 7 percent currency translation benefit for a total sales increase of 13 to 17 percent as compared to the third quarter a year ago. Diluted earnings per share are expected to be in the range of $0.84 to $0.91.

“Overall orders remain at a very high level, though year-over-year growth is transitioning toward the more sustainable long term range we have expected and previously described,” said Hilton. “This is in light of a particularly strong second half in 2010 that was marked by the return in demand from durable goods manufacturers in addition to ongoing strength in technology and non-durable goods end markets. Though some uncertainty persists in the macroeconomic environment, our customers continue to demonstrate their willingness to invest, especially in emerging markets. We are confident our model of technology-leading products coupled with unmatched global support remains the preferred solution in the industries we serve, and we will continue to meet customer needs more efficiently than our competitors. We again expect to deliver solid growth and performance as our global team continues to execute.”

Nordson will broadcast its second-quarter conference call on its web site at http://www.nordson.com/investors on Friday, May 20, 2011 at 8:30 a.m. EDT. For persons unable to listen to the live broadcast, a replay will be available for 14 days after the event. Information about Nordson’s investor relations and shareholder services is available from James R. Jaye, Director of Communications & Investor Relations at (440) 414-5639 or Jim.Jaye@nordson.com.

Except for historical information and comparisons contained herein, statements included in this release may constitute “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors, as discussed in the company’s filing with the Securities and Exchange Commission that could cause actual results to differ.

Nordson Corporation is one of the world’s leading producers of precision dispensing equipment that applies adhesives, sealants, liquid and powder coatings and other materials to a broad range of consumer and industrial products. The company also manufactures equipment used in the testing and inspection of electronic components as well as technology-based systems for curing and surface treatment processes. Headquartered in Westlake, Ohio, Nordson has direct operations and sales support offices in more than 30 countries. Visit Nordson at www.nordson.com, www.twitter.com/Nordson_Corp, and www.facebook.com/Nordson.

SECOND QUARTER PERIOD	NORDSON CORPORATION
Period Ending April 30, 2011	FINANCIAL HIGHLIGHTS
(Unaudited)	(Dollars in thousands except for per-share amounts)

CONSOLIDATED STATEMENT OF INCOME
	Second Quarter		Year-to-Date
	2011	2010	2011	2010

Net sales	$318,924	$251,659	$589,886	$472,248
Cost of sales	121,172	97,792	225,963	186,706
Selling & administrative expenses	105,324	96,277	205,971	191,682

Operating profit	92,428	57,590	157,952	93,860

Interest expense - net	(1,223)	(1,421)	(2,493)	(2,602)
Other income (expense) - net	1,791	204	2,727	523

Income before income taxes	92,996	56,373	158,186	91,781
Income taxes	27,754	23,942	47,047	32,618

Net Income	$65,242	$32,431	$111,139	$59,163

Return on sales	20%	13%	19%	13%
Return on average shareholders' equity	45%	33%	40%	30%

Average common shares outstanding (000's)	68,110	67,910	68,043	67,495
Average common shares and common share equivalents (000's)	69,002	68,836	68,921	68,417

Per share:

Basic earnings	$.96	$.48	$1.63	$.88
Diluted earnings	$.95	$.47	$1.61	$.86

Dividends paid	$.105	$.095	$.21	$.19

SECOND QUARTER PERIOD
Period Ending April 30, 2011
(Unaudited)

CONSOLIDATED BALANCE SHEET
	April 30	October 31
	2011	2010

Cash and marketable securities	$66,785	$50,169
Receivables	253,941	243,790
Inventories	133,539	117,721
Other current assets	43,114	39,351
Total current assets	497,379	451,031

Property, plant & equipment - net	121,050	116,395
Other assets	440,477	418,928

	$1,058,906	$986,354

Notes payable and debt due within one year	$15,094	$16,420
Accounts payable and accrued liabilities	167,158	175,494
Total current liabilities	182,252	191,914

Long-term debt	51,865	96,000
Other liabilities	203,285	193,368
Total shareholders' equity	621,504	505,072

	$1,058,906	$986,354

Other information:

Employees	3,837	3,680

Common shares outstanding (000's)	68,248	67,871

SECOND QUARTER PERIOD	NORDSON CORPORATION
Period Ending April 30, 2011	FINANCIAL HIGHLIGHTS
(Unaudited)	(Dollars in thousands)

	Second Quarter		% Growth over 2010			Year-to-Date		% Growth over 2010
SALES BY BUSINESS SEGMENT	2011	2010	Volume	Currency	Total	2011	2010	Volume	Currency	Total

Adhesive dispensing systems	$159,432	$130,151	17.5%	5.0%	22.5%	$296,408	$247,164	17.9%	2.0%	19.9%
Advanced technology systems	113,013	90,068	23.1%	2.4%	25.5%	209,687	164,908	26.4%	0.8%	27.2%
Industrial coating systems	46,479	31,440	44.2%	3.6%	47.8%	83,791	60,176	37.3%	1.9%	39.2%

Total sales by business segment	$318,924	$251,659	22.8%	3.9%	26.7%	$589,886	$472,248	23.4%	1.5%	24.9%

	Second Quarter					Year-to-Date
OPERATING PROFIT BY BUSINESS SEGMENT	2011	2010				2011	2010

Adhesive dispensing systems	$59,649	$43,611				$105,845	$75,898
Advanced technology systems	33,649	19,402				56,842	32,368
Industrial coating systems	7,576	1,713				10,708	1,830
Corporate	(8,446)	(7,136)				(15,443)	(16,236)

Total operating profit by business segment	$92,428	$57,590				$157,952	$93,860

	Second Quarter		% Growth over 2010			Year-to-Date		% Growth over 2010
SALES BY GEOGRAPHIC REGION	2011	2010	Volume	Currency	Total	2011	2010	Volume	Currency	Total

United States	$79,300	$66,638	19.0%	-	19.0%	$149,573	$125,384	19.3%	-	19.3%
Americas	26,158	18,766	34.7%	4.7%	39.4%	46,018	35,410	26.1%	3.9%	30.0%
Europe	98,049	82,806	13.3%	5.1%	18.4%	188,307	161,449	17.5%	-0.9%	16.6%
Japan	30,159	22,585	21.6%	11.9%	33.5%	55,232	40,177	26.5%	11.0%	37.5%
Asia Pacific	85,258	60,864	36.6%	3.5%	40.1%	150,756	109,828	34.7%	2.6%	37.3%

Total Sales by Geographic Region	$318,924	$251,659	22.8%	3.9%	26.7%	$589,886	$472,248	23.4%	1.5%	24.9%

	Second Quarter					Year-to-Date
SELECTED SUPPLEMENTAL INFORMATION	2011	2010				2011	2010

Depreciation and amortization	$6,931	$7,392				$14,246	$15,097
Capital expenditures	$5,184	$2,515				$10,714	$4,231
Dividends paid	$7,147	$6,439				$14,291	$12,837

NORDSON CORPORATION
ORDER RATES FOR 12-WEEK PERIOD ENDING MAY 8, 2011
CHANGE FROM PRIOR YEAR

BUSINESS SEGMENT	% CHANGE	GEOGRAPHY	% CHANGE

Adhesive dispensing systems	10%	United States	16%
Advanced technology systems	11%	Americas	40%
Industrial coating systems	22%	Europe	2%
		Japan	-12%
Total	12%	Asia Pacific	24%

		Total	12%

Note: Numbers in this table are unaudited and exclude the effects of currency movements.

SECOND QUARTER PERIOD	NORDSON CORPORATION
Period Ending April 30, 2011	RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Second Quarter		Year-to-Date
	2011	2010	2011	2010

Diluted EPS as reported (U.S. GAAP)	$0.95	$0.47	$1.61	$0.86

Short-term inventory purchase accounting adjustments	-	-	0.01	-
Fixed asset write-down	0.01	-	0.01	-
Severance and restructuring	-	0.01	-	0.01
Tax expense - Medicare Part D	-	0.08	-	0.08
Other discrete tax items	(0.01)	-	(0.03)	(0.04)

Diluted EPS as adjusted (Non-GAAP)	$0.95	$0.56	$1.60	$0.91

Adjusted EPS is not a measurement of financial performance under GAAP, and such measure should not be considered an alternative to EPS determined in accordance with GAAP. Management believes that EPS as adjusted to exclude the items in the table above assist in understanding the results of Nordson Corporation. Our calculation of this non-GAAP measure may not be comparable to the calculation of similarly titled measures reported by other companies.

CONTACT:
Nordson Corporation
James R. Jaye, 440-414-5639
Director, Communications & Investor Relations
Jim.Jaye@nordson.com